 CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI AERO ANNOUNCES PRICING OF PUBLIC OFFERING OF

COMMON STOCK

Edgewood, N.Y., October 17, 2018 - CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced the pricing of its underwritten public offering of 2,400,000 shares of its common stock at a price to the public of $6.25 per share. In addition, CPI Aero has granted the underwriters of the offering a 30-day option to purchase up to 360,000 additional shares of its common stock to cover overallotments, if any. The offering is subject to customary closing conditions and is expected to close on October 19, 2018.

Net proceeds from the offering are expected to be approximately $13,980,000, after deducting underwriting discounts and commissions and estimated offering expenses payable by CPI Aero, but excluding any exercise of the underwriters’ option to purchase additional shares of common stock. CPI Aero intends to use the net proceeds for general corporate purposes, which may include working capital, capital expenditures, debt repayment, or strategic acquisitions.

Canaccord Genuity LLC is acting as the sole bookrunning manager of the offering. B. Riley FBR, Inc. is acting as the co-manager of the offering.

The offering is being made pursuant to a shelf registration statement (File No. 333-220090) declared effective by the Securities and Exchange Commission on October 2, 2017. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Canaccord Genuity LLC, 99 High Street, Suite 1200, Boston, MA 02110, Attn: Syndicate Department, by telephone at (617) 371-3900 or by e-mail at prospectus@canaccordgenuity.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state or jurisdiction.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in CPI Aero’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, and in the preliminary and final prospectus supplements related to the proposed public offering to be filed with the SEC. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA Investor Relations
CPI Aero	Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com